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Exhibit 10.1

[SYNGENCE CORPORATION LETTERHEAD]

September 24, 2007

Mr. Chris Johnson
6847 20th Avenue NE
Seattle, WA 98115
Re: Offer of Employment

Dear Chris,

        On behalf of Syngence Corporation ("Syngence") and its employees, it is my pleasure to offer you a position with our company. This letter will outline the agreement we have reached with respect to your employment.

        Subject to the following terms and conditions, you will be employed as Chief Financial Officer and Vice President, Finance effective on or about November 15, 2007 (your "Employment Date"). In that capacity, you will report to the Company's Chief Executive Officer with additional accountability to the Chairman of the Audit Committee. Prior to your becoming a full time employee on your Employment Date you have agreed to enter into a consulting agreement in which you will assume substantially the same responsibilities while you transition out of your existing employment. Upon the Effective Date, and for a transition period thereafter, we have agreed that you will have the flexibility to on a part time consulting basis assist your present employer through its year-end audit, and the provisions relating to full-time employment described below are waived to the extent reasonably required for that purpose.

        You will be employed on an at-will full-time basis and will devote substantially all of your professional time to your position with Syngence. You will be domiciled in Seattle, Washington, however, because most of our facilities are in Dallas, Texas it is our mutual understanding that you will be available in Dallas and for other travel as reasonably may be required to fulfill you duties as Vice President, Finance.

        You will initially receive base compensation at the rate of $120,000 per year, subject to annual review. In addition, you will be eligible for a cash bonus, subject to approval of the board of directors, targeted to be up to 20% of your base compensation, based on the achievement individual, department and company goals as established from time to time by the Chief Executive Officer and the Compensation Committee following consultation with you. Upon your becoming a full time employee, you will, subject to approval of the board of directors, be granted options to purchase 12,500 shares of Syngence common stock, issuable under our incentive stock plan. The options will have a five-year term and an exercise price to be determined based on the fair market value of the Company's shares in connection with this expected public offering. They will vest in equal increments on each of the first four anniversaries of you Employment Date. You will be entitled to such other benefits as, from time to time, Syngence provides to its senior executive employees, which will include four (4) weeks paid vacation each year.

Mr. Chris Johnson
September 24, 2007

        As a condition of your employment, you will provide proof of your eligibility to work in the United States and will execute our standard form of Proprietary Information, Non Competition and Inventions Assignment Agreement.

        It is a pleasure to welcome you to Syngence and I look forward to working with you. If you are in agreement with the provisions as outlined in this letter, please execute attached copy hereto and return it to my attention.

Sincerely,

/s/ RANDALL D. MILES

Randall D. Miles
President & CEO

ACCEPTED AND AGREED

/s/ CHRIS JOHNSON Chris Johnson

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  Exhibit 10.1